Exhibit 99.1

JETBLUE AIRWAYS REPORTS APRIL TRAFFIC

New York, NY (May 10, 2017) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for April 2017. Traffic in April increased 8.2 percent from April 2016, on a capacity increase of 6.6 percent.

Load factor for April 2017 was 85.3 percent, an increase of 1.2 points from April 2016. JetBlue’s preliminary completion factor was 98.5 percent and its on-time (1) performance was 72.4 percent. JetBlue continues to expect second quarter revenue per available seat mile (RASM) to increase between 3.0 and 6.0 percent compared to the second quarter of 2016.
JETBLUE AIRWAYS TRAFFIC RESULTS

	April 2017	April 2016	% Change
Revenue passenger miles (000)	4,068,156	3,760,747	8.2%
Available seat miles (000)	4,768,608	4,472,393	6.6%
Load factor	85.3%	84.1%	1.2 pts.
Revenue passengers	3,457,812	3,129,098	10.5%
Departures	30,014	27,747	8.2%
Average stage length (miles)	1,080	1,111	(2.8)%

	Y-T-D 2017	Y-T-D 2016	% Change
Revenue passenger miles (000)	15,467,156	14,736,274	5.0%
Available seat miles (000)	18,348,378	17,500,974	4.8%
Load factor	84.3%	84.2%	0.1 pts.
Revenue passengers	13,168,341	12,247,761	7.5%
Departures	115,738	108,986	6.2%
Average stage length (miles)	1,079	1,110	(2.8)%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 38 million customers a year to 101 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

CONTACTS

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Tel: +1 718 709 2202
ir@jetblue.com

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Tel: +1 718 709 3089
corpcomm@jetblue.com